Exhibit 99.1

Contact: Charity Frantz
January 26, 2023	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES FOURTH QUARTER 2022 UNAUDITED FINANCIAL RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and annual periods ended December 31, 2022.

Dividend Declared and Unaudited Financial Information

On January 19, 2023, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.28 per share. The dividend is payable on February 14, 2023 to shareholders of record as of February 3, 2023.

Highlights related to C&N’s fourth quarter and December 31, 2022 year-to-date unaudited U.S. GAAP earnings results as compared to the third quarter 2022 and fourth quarter of 2021 are presented below.

Fourth Quarter 2022 as Compared to Third Quarter 2022

Net income was $7,779,000, or $0.50 per diluted share, for the fourth quarter 2022 as compared to $4,455,000, or $0.29 per diluted share, in the third quarter 2022.

●	Net interest income totaled $22,292,000 in the fourth quarter 2022, up $1,413,000 from the third quarter 2022. The net interest margin was 3.89% in the fourth quarter 2022, up from 3.69% in the third quarter 2022. The net interest rate spread increased 0.16%, as the average yield on earning assets increased 0.33% to 4.51%, while the average rate on interest-bearing liabilities increased 0.17% to 0.89%. Average deposits increased $28,563,000 (1.4% or 5.7% annualized) and average loans outstanding increased $24,920,000 (1.5% or 6.0% annualized).

●	The provision for loan losses was $2,262,000 in the fourth quarter 2022, down $1,532,000 from the third quarter 2022 provision of $3,794,000. The fourth quarter 2022 provision included net charge-offs of $1,817,000, an increase of $26,000 in specific allowances and an increase of $419,000 in the collectively determined portion of the allowance. C&N recorded partial charge-offs of $1,782,000 in the fourth quarter 2022 and $2,160,000 in the third quarter 2022 on a commercial real estate secured participation loan to a borrower in the health care industry with a recorded investment (principal balance, net of partial charge-offs) of $2,654,000 at December 31, 2022. The charge-offs resulted from the borrower’s default due to deterioration in financial performance. The recorded investment in the loan at December 31, 2022 reflects the impact of a settlement agreement reached with the borrower.

●	Noninterest income of $6,110,000 in the fourth quarter 2022 increased $459,000 from the third quarter 2022 amount. Significant variances included the following:

➢	Other noninterest income of $1,033,000 increased $411,000 from the third quarter 2022, including income from interest rate swap fees on commercial loans of $276,000, dividend income from Federal Home Loan Bank stock increasing $50,000 and unrealized appreciation on a marketable equity security of $40,000.

➢	Service charges on deposit accounts of $1,357,000 increased $252,000 from the third quarter 2022. In the third quarter 2022, C&N recorded accrued refunds of consumer overdraft fees totaling $290,000 as the result of updated regulatory guidance on certain overdraft fees.

➢	Brokerage and insurance revenue of $507,000 decreased $189,000 from the third quarter 2022, due to lower volume of new transactions.

➢	Net gains from sales of loans of $24,000 decreased $107,000 from the third quarter 2022, reflecting a reduction in volume of residential mortgage loans sold.

●	Noninterest expense of $16,587,000 in the fourth quarter 2022 decreased $856,000 from the third quarter 2022 amount. Significant variances included the following:

➢	Salaries and employee benefits expense of $10,135,000 decreased $691,000 from the third quarter 2022, including a decrease in stock-based and incentive compensation expense of $774,000 consistent with an updated comparison of C&N’s earnings performance to that of defined peer groups, partially offset by an increase in health care expense of $118,000 due to higher claims on C&N’s partially self-insured plan.

➢	Net occupancy and equipment expense of $1,316,000 decreased $182,000 from the third quarter 2022, including a decrease in depreciation expense of $163,000. Accelerated depreciation expense resulting from the closure of two branches in November 2022 totaled $81,000 in the fourth quarter 2022 compared to $248,000 in the third quarter 2022.

●	The income tax provision was $1,773,000, or 18.6% of pre-tax income for the fourth quarter 2022, up from $858,000, or 16.1% of pre-tax income for the third quarter 2022. The increase in income tax provision reflected the increase in pre-tax income of $4,239,000 for the quarter.

Fourth Quarter 2022 as Compared to Fourth Quarter 2021

Fourth quarter 2022 net income was $7,779,000, or $0.50 per diluted share, as compared to $7,308,000, or $0.46 per diluted share, in the fourth quarter 2021. Significant variances were as follows:

●	Fourth quarter 2022 net interest income of $22,292,000 was $2,576,000 higher than the fourth quarter 2021 total. The net interest margin was 3.89% in the fourth quarter 2022, up from 3.65% in the fourth quarter 2021. The net interest rate spread increased 0.10%, as the average yield on earning assets increased 0.58% to 4.51%, and the average rate on interest-bearing liabilities increased 0.48% to 0.89%. Total interest and fees on loans increased $3,666,000 in the fourth quarter 2022 over the total for the fourth quarter 2021, despite a reduction of $1,585,000 in interest and fees on loans originated under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP). Average outstanding loans increased $144.8 million, despite a reduction in average PPP loans of $39.0 million. Average loans, excluding PPP loans, were up $183.8 million in the fourth quarter 2022 over the fourth quarter 2021, an increase of 12.1%. Average total deposits increased $93.9 million (4.9%).

●	The provision for loan losses was $2,262,000 in the fourth quarter 2022, up $1,134,000 from $1,128,000 in the fourth quarter 2021. As noted above, the provision in the fourth quarter 2022 included the impact of recognizing a partial charge-off of $1,782,000 on a commercial real estate secured participation loan. In comparison, the fourth quarter 2021 provision included a net charge of $148,000 related to specific loans (net charge-offs of $291,000 offset by a net decrease in specific allowances on loans of $143,000), and an increase of $980,000 in the collectively determined portion of the allowance.

●	Noninterest income of $6,110,000 in the fourth quarter 2022 decreased $306,000 from the fourth quarter 2021 amount. Significant variances included the following:

➢	Net gains from sales of loans of $24,000 decreased $618,000 from the fourth quarter 2021, reflecting a reduction in volume of residential mortgage loans sold.

➢	Trust revenue of $1,749,000 decreased $231,000 from the fourth quarter 2021, reflecting the impact of market value depreciation of assets under management.

➢	Other noninterest income of $1,033,000 increased $290,000 from the fourth quarter 2021, including income from interest rate swap fees on commercial loans of $276,000.

➢	Interchange revenue from debit card transactions of $1,098,000 increased $97,000 from the fourth quarter 2021, reflecting increases in transaction volumes.

●	Noninterest expense of $16,587,000 in the fourth quarter 2022 increased $569,000 from the fourth quarter 2021 amount. Significant variances included the following:

➢	Salaries and employee benefits of $10,135,000 increased $353,000 from the fourth quarter 2021, including an increase in base salaries expense of $1,016,000. In addition to the impact of merit-based salary increases, the number of employees increased, reflecting expansion of the Southcentral PA market with the opening of an office in Lancaster as well as additions to staffing for information technology (IT), human resources and other functions. In total, the number of full-time equivalent employees (FTEs) increased by 14 (3.5%) to 415 in the fourth quarter 2022 as compared to the fourth quarter 2021. Total cash and stock-based compensation expense decreased $696,000 consistent with an updated comparison of C&N’s earnings performance to that of defined peer groups.

➢	Data processing and telecommunications of $1,744,000 increased $183,000 from the fourth quarter 2021, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

●	The income tax provision was $1,773,000, or 18.6% of pre-tax income for the fourth quarter 2022, up from $1,677,000, or 18.7% of pre-tax income for the fourth quarter 2021. The increase in income tax provision reflected the increase in pre-tax income of $567,000.

Year Ended December 31, 2022 as Compared to Year Ended December 31, 2021

Net income for the year ended December 31, 2022 was $26,618,000, or $1.71 per diluted share, while net income for the year ended December 31, 2021 was $30,554,000 or $1.92 per diluted share. Significant variances were as follows:

●	For the year ended December 31, 2022, net interest income of $83,128,000 was up $5,189,000 over the 2021 total. The net interest margin increased to 3.77% in 2022 from 3.69% in 2021. The net interest spread increased 0.02%, as the average yield on earning assets increased 0.20% to 4.19% and the average rate on interest-bearing liabilities increased 0.18% to 0.62%. Interest income from available-for-sale debt securities, on a fully taxable-equivalent basis, increased $3,610,000 in 2022 as compared to 2021, as the average balance (at amortized cost) of available-for-sale debt securities increased $168.2 million. Total interest and fees on loans increased $4,289,000 in 2022 as compared to 2021. Interest and fees on loans included $1,852,000 in 2022 and $231,000 from repayments received on purchased credit impaired loans in excess of previous carrying amounts. Total interest and fees from PPP loans were $958,000 in 2022, a decrease of $5,572,000 from the 2021 total of $6,530,000. Accretion and amortization of purchase accounting adjustments had a net positive impact on net interest income of $1,621,000 in 2022 as compared to a net positive impact of $2,659,000 in 2021. Average outstanding loans increased $31.3 million, despite a reduction in average PPP loans of $89.2 million. Average loans, excluding PPP loans, were up $120.6 million (8.0%) in 2022 as compared to 2021. Average total deposits increased $75.0 million (3.9%) in 2022 as compared to 2021.

●	For the year ended December 31, 2022, the provision for loan losses was $7,255,000, an increase in expense of $3,594,000 as compared to $3,661,000 recorded in the year ended December 31, 2021. The provision for 2022 includes $3,890,000 related to specific loans (net charge-offs of $4,177,000 and net decrease in specific allowances on loans of $287,000), an increase of $3,036,000 in the collectively determined portion of the allowance and a $329,000 increase in the unallocated portion. In comparison, the provision for loan losses in 2021 includes $1,324,000 related to specific loans (net charge-offs of $1,509,000 and a decrease in specific allowances on loans of $185,000), an increase of $2,251,000 in the collectively determined portion of the allowance and an $86,000 increase in the unallocated portion.

●	Noninterest income of $24,412,000 for the year ended December 31, 2022, decreased $1,445,000 from the total for the year ended December 31, 2021. Significant variances included the following:

➢	Net gains from sales of loans of $757,000 decreased $2,671,000 reflecting a reduction in volume of residential mortgage loans sold.

➢	Trust revenue of $6,994,000 decreased $240,000 reflecting the impact of market value depreciation of assets under management.

➢	Brokerage and insurance revenue of $2,291,000 increased $431,000 due to commissions on higher transaction volumes for the year.

➢	Service charges on deposit accounts of $5,019,000 increased $386,000 as the volume of consumer and business overdraft and other activity increased partially offset by the impact of refunds resulting from updated regulatory guidance on certain consumer overdraft fees.

➢	Interchange revenue from debit card transactions of $4,148,000 increased $293,000, reflecting an increase in transaction volumes.

➢	Loan servicing fees, net of $960,000 increased $266,000, reflecting growth in volume of residential mortgage loans sold with servicing retained. Further, the fair value of servicing rights increased $126,000 in 2022 as compared to a decrease of $68,000 in 2021 mainly due to changes in assumptions related to prepayments of mortgage loans.

➢	Other noninterest income of $3,699,000 increased $119,000, including increases in income from interest rate swap fees on commercial loans of $268,000, credit card interchange income of $107,000 and dividend income from Federal Home Loan Bank stock of $83,000. Offsetting decreases include a $147,000 reduction in income from title agencies and an increase in unrealized fair value depreciation on a marketable equity security of $83,000.

●	Noninterest expense of $67,955,000 for the year ended December 31, 2022 increased $5,483,000 from the 2021 total. Significant variances included the following:

➢	Salaries and employee benefits of $41,833,000 increased $4,230,000, including an increase in base salaries expense of $3.8 million reflecting merit-based salary increases and an increase in number of personnel related to expansion of the Southcentral PA market with the opening of an office in Lancaster. Additional increases include an increase in health care expense of $658,000 due to higher claims on C&N’s partially self-insured plan, $327,000 related to savings, retirement and pension plan contribution expenses, $249,000 related to payroll taxes and $131,000 due to a lower portion of payroll costs capitalized (added to the carrying value of loans) due to the higher volume of PPP loans originated in 2021. Decreases include a reduction in estimated cash and stock-based incentive compensation expense of $822,000 consistent with a comparison of C&N’s earnings performance to that of defined peer groups and a reduction in severance expense of $232,000.

➢	Data processing and telecommunications of $6,806,000 increased $903,000, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

➢	Net occupancy and equipment expense of $5,533,000 increased $549,000, including accelerated depreciation expense of $329,000 related to the closure of two branches in November 2022.

➢	Automated teller machine and interchange expense increased $168,000 reflecting increased volume of activity.

➢	Professional fees of $1,601,000 decreased $238,000, mainly due to decreases in recruiting services and PPP loan processing-related professional fees.

➢	Other noninterest expense decreased $134,000. Within this category, significant variances included the following:
◾	There was a net reduction in other operational losses of $348,000 in 2022 as compared to expense of $199,000 in 2021. In 2022, there was a reduction in expense resulting from abatement of Trust Department tax compliance penalties for which expense was recorded in 2020 and a favorable outcome on appeal of a Trust Department state tax reporting matter for which expense was also recorded in 2020.
◾	There was a reduction in expense related to credit losses on off balance sheet exposures related to residential mortgage loans sold of $172,000 in 2022 as compared to a provision for credit losses of $135,000 in 2021.
◾	The allowance for SBA claim adjustments decreased, reflecting more favorable claim results than previously estimated, resulting in a reduction in expense of $367,000 in 2022 as compared to a reduction in expense of $236,000 in 2021.
◾	Travel and entertainment expenses totaled $457,000 in 2022, an increase of $236,000 over 2021, as the volume of travel and related costs for meetings with customers and internal meetings increased.

●	The income tax provision of $5,732,000, or 17.7% of pre-tax income for the year ended December 31, 2022, decreased $1,401,000 from $7,133,000, or 18.9% of pre-tax income for the year ended December 31, 2021. The lower provision in 2022 includes the impact of a reduction in pre-tax income. The lower effective tax rate in 2022 includes the impact of higher tax-exempt interest as a percentage of pre-tax income, a larger permanent difference (deduction) related to restricted stock compensation and the benefit of a $340,000 reduction in expense from the reversal of tax penalties being non-deductible.

Other Information:

Changes in other unaudited financial information are as follows:

●	Total assets amounted to $2,454,307,000 at December 31, 2022, up from $2,400,180,000 at September 30, 2022 and up from $2,327,648,000 at December 31, 2021.

●	Cash & due from banks totaled $55,048,000 at December 31, 2022, down from $64,044,000 at September 30, 2022 and $104,948,000 at December 31, 2021. The decrease in cash reflects the deployment of otherwise excess cash to available-for-sale securities and loans to enhance net interest income.

●	The amortized cost of available-for-sale debt securities increased to $561,794,000 at December 31, 2022 from $559,837,000 at September 30, 2022 and $511,592,000 at December 31, 2022. The fair value of available-for-sale debt securities at December 31, 2022 was lower than amortized cost basis by $63,761,000, or 11.3%. In comparison, the aggregate unrealized loss position was $71,857,000 (12.8%) at September 30, 2022 and there was an unrealized gain of $6,087,000 (1.2%) at December 31, 2021. The unrealized decrease in fair value of the portfolio in 2022 has resulted from an increase in interest rates. Management reviewed the available-for-sale debt securities as of

December 31, 2022 and concluded there were no credit-related declines in fair value and that the unrealized losses on all of the securities in an unrealized loss position are considered temporary.

●	Deferred tax asset, net totaled $20,884,000 at December 31, 2022, down from $22,327,000 at September 30, 2022 and up from $5,887,000 at December 31, 2021. In 2022, the increase in the deferred tax asset, net as compared to December 31, 2021, is mainly due to the impact of deferred tax on the unrealized loss on available-for-sale debt securities referred to above.

●	Gross loans outstanding, excluding PPP loans, totaled $1,739,872,000 at December 31, 2022, an increase of $51,661,000 (3.1%) from total loans excluding PPP loans at September 30, 2022 and an increase of $201,887,000 (13.1%) from total loans excluding PPP loans at December 31, 2021. In comparing outstanding balances at December 31, 2022 and 2021, total commercial loans were up $133.1 million (13.6%), reflecting a reduction in PPP loans of $26.7 million and an increase in other commercial loans of $159.8 million, total residential mortgage loans were higher by $39.8 million (7.0%) and total consumer loans were up $2.3 million (13.4%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $325.7 million at December 31, 2022, down $9.1 million (2.7%) from December 31, 2021.

●	Total nonperforming assets as a percentage of total assets was 1.04% at December 31, 2022, up from 0.87% at September 30, 2022 and 0.94% at December 31, 2021. Total nonperforming assets were $25.6 million at December 31, 2022, up from $20.9 million at September 30, 2022 and $21.9 million at December 31, 2021. Similarly, total impaired loans increased to $19.4 million at December 31, 2022 from $13.3 million at September 30, 2022 and $15.7 million at December 31, 2021. At December 31, 2022, advances to a commercial borrower under lines of credit totaling $10.8 million were classified as impaired and nonaccrual. Based on an estimate of the liquidation value of business assets that collateralize the lines of credit, there was no specific allowance recorded on these advances at December 31, 2022. The net increase in impaired loans and nonperforming assets at December 31, 2022 as compared to September 30, 2022 included the net impact of the adverse classification of the line of credit advances, partially offset by a reduction in the carrying amount of purchased credit impaired loans of $2.8 million due to pay-offs and upgrades, and the impact of a $1.8 million partial charge-off on the commercial real estate secured participation loan referred to above in the fourth quarter 2022.

●	The allowance for loan losses was $16.6 million at December 31, 2022, or 0.95% of total loans as compared to $16.2 million or 0.96% of total loans at September 30, 2022 and $13.5 million or 0.87% of total loans at December 31, 2021. The increase in the allowance for loan losses at December 31, 2022 includes the impact of an increase in the collectively determined portion of the allowance due to several factors, including increases in loan volume and historical net charge-off experience. In 2020 and 2019, C&N recorded performing loans acquired in business combinations at fair value. The calculations of fair value included discounts for credit losses, reflecting an estimate of the present value of credit losses based on market expectations. The total allowance for loan losses and the credit adjustment on purchased performing loans at December 31, 2022 was $18.5 million, or 1.06% of total loans receivable and the credit adjustment. The comparative ratios were 1.08% at September 30, 2022 and December 31, 2021.

●	Effective January 1, 2023, C&N will adopt a required change in accounting for credit losses on loans receivable and debt securities from an incurred loss methodology to an expected credit loss methodology (CECL). The effect of implementing CECL will be recorded through a cumulative-effect adjustment to retained earnings. C&N has not yet determined the amount of the adjustment from implementing CECL. Management expects to finalize its calculations and disclose the effect of implementing CECL in the annual report on Form 10-K for the year ended December 31, 2022.

●	Deposits totaled $1,997,593,000 at December 31, 2022, down 2.1% from $2,039,595,000 at September 30, 2022 and up 3.8% from $1,925,060,000 at December 31, 2021.

●	Borrowed funds, including Federal Home Loan Bank advances, repurchase agreements, senior notes and subordinated debt, totaled $181,781,000 at December 31, 2022, up from $97,249,000 at September 30, 2022 and

$77,555,000 at December 31, 2021. Overnight Federal Home Loan Bank borrowings increased to $77,000,000 at December 31, 2022 from $0 at September 30, 2022 and December 31, 2021.

●	Total stockholders’ equity was $249,325,000 at December 31, 2022, up from $238,789,000 at September 30, 2022 and down from $301,405,000 at December 31, 2021. Within stockholders’ equity, the portion of accumulated other comprehensive (loss) related to available-for-sale debt securities was ($50,370,000) at December 31, 2022 and ($56,766,000) at September 30, 2022, as compared to accumulated other comprehensive income of $4,809,000 at December 31, 2021. The decrease in stockholders’ equity at December 31, 2022 and September 30, 2022 as compared to December 31, 2021 related to accumulated other comprehensive (loss) income from available-for-sale debt securities has been caused by significant increases in interest rates in 2022. Accumulated other comprehensive income (loss) is excluded from C&N’s regulatory capital ratios.

●	In February 2021, C&N amended its existing treasury stock repurchase program. Under the amended program, C&N is authorized to repurchase up to 1,000,000 shares of the Corporation’s common stock, or 6.25% of the Corporation’s issued and outstanding shares at February 18, 2021. In the fourth quarter 2022, there were no shares repurchased. Cumulatively through December 31, 2022, 674,700 shares have been repurchased for a total cost of $16,587,000, at an average price of $24.58 per share.

●	Citizens & Northern Bank is subject to various regulatory capital requirements. At December 31, 2022, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

●	Trust assets under management by C&N’s Wealth Management Group amounted to $1,063,615,000 at December 31, 2022, up 6.0% from $1,003,785,000 at September 30, 2022 and down 13.7% from $1,232,919,000 at December 31, 2021. Fluctuations in values of assets under management reflect the impact of market volatility.

●	Under U.S. GAAP, interest income on tax-exempt securities and loans are reported at their nominal amounts, with the tax benefit accounted for as a reduction in the income tax provision. The Corporation presents certain analyses and ratios with net interest income determined on a fully taxable-equivalent basis, which are non-GAAP financial measures as presented. The Corporation believes presentation of net interest income on a fully taxable-equivalent basis provides investors with meaningful information for purposes of comparing the returns on tax-exempt securities and loans with returns on taxable securities and loans. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP were $303,000, $309,000, and $302,000 for the fourth quarter 2022, third quarter 2022 and fourth quarter 2021, respectively. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP was $1,226,000 for year ended December 31, 2022 and $1,135,000 for year ended December 31, 2021.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 29 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan, Tioga, York and Lancaster Counties in Pennsylvania and Steuben County in New York, as well as a loan production office in Elmira, New York. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; C&N’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses; the effect of the novel coronavirus (COVID-19) and related events; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in C&N’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; information security breach or other technology difficulties or failures; changes in accounting principles, or the application of generally accepted accounting principles; and failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.